UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933




                            BACTROL TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)


         New  York                                             11-2665282
----------------------------                                 -------------
(State or Other Jurisdiction                                 (IRS Employer
     of Incorporation)                                     Identification No.)

c/o Associates Investment Corporation, Inc.
1109 North 21st Avenue, Suite 120
Hollywood,  Florida                                              33021
------------------------------------------                   ------------
(Address  of  principal  executive  offices)                  (Zip  Code)


                          Company Consulting Agreement
             ------------------------------------------------------
                              (Full Title of Plan)


                                Guy Galluccio, Jr.
                             Chief Executive Officer
                             1109 North 21st Avenue
                                   Suite 120
                              Hollywood, Florida 33020
                                (954) 923-6002 Tel
                                (954) 923-6141 Fax
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                With a copy to:

                             Jerry  Gruenbaum,  Esq.
                               152  North  Road
                         East Windsor, Connecticut 06088
                              (860)  627-6350  Tel
                              (520)  627-6351  Fax

 Title of
Securities     Amount to    Proposed Maximum   Proposed Maximum    Amount of
  to be            be        Offering Price       Aggregate       Registration
Registered     Registered     Per Share (1)     Offering Price        Fee
-----------    -----------  ----------------   ----------------   -------------
Common shares     340,000      $ 1.00            $    340,000       $  85.00
$0.0001
par value

                                     Part I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item  1.

Item  1.  Plan Information

     The Company is offering shares of its common stock to various individuals for legal and other consulting services performed on the Company's behalf. This issuance of shares is being made pursuant to a Legal and Consulting Plan (the "Plan") adopted by the Board of Directors on February 1, 2001. The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

     Jerry  Gruenbaum,  Esq.       50,000 shares for legal consulting services
     Edward  T.  Whelan            145,000  shares  for  consulting  services
     Edward  Meyer, Jr.            145,000  shares  for  consulting  services

Item 2.  Registrant  Information  and  Employee  Plan  Annual  Information

     The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.


                                     Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation  of  Documents  by  Reference.

     (a)     The  following  are  hereby  incorporated  by  reference:

Exhibit No.      Document Description
-----------      ---------------------
 3.1(I)          Articles  of  Incorporation, dated August 25, 1983 incorporated by reference to the Company's Registration Statement filed on Form SB-2 on January 29, 2001, SEC File No. 333-54592.

 3.1(II) Amendment to Articles of Incorporation dated September 24, 1983 changing the authorized shares from a total of 200 no par value to 50,000,000 of $.0001 par value, incorporated by reference to the Company's Registration Statement filed on Form SB-2 on January 29, 2001, SEC File No. 333-54592.

Exhibit No. (Cont.) Document Description
-----------         --------------------

 3.1(III) Amendment to Articles of Incorporation dated May 16, 1988 changing the name of the corporation from Owl Capital Corp. to Bactrol Technologies, Inc, incorporated by reference to the Company's Registration Statement filed on Form SB-2 on January 29, 2001, SEC File No. 333-54592.

 3.2 Company's By-Laws, incorporated by reference to the Company's Registration Statement filed on Form SB-2 on January 29, 2001, SEC File No. 333-54592.

10.1 Plan and Agreement of Merger dated October 15, 1999 with Military Resale Group, Inc., incorporated by reference to the Company's Registration Statement filed on Form SB-2 on January 29, 2001, SEC File No. 333-54592.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration documents referred to above are hereby incorporated by reference.


Item  4.  Description  of  Securities.

     Not  Applicable.


Item  5.  Interest  of  Named  Experts  and  Counsel.

     The shares being registered herein are being issued to the Registrant's attorneys for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.


Item  6.  Indemnification  of  Directors  and  Officers.

      Under our Article of Incorporation and Bylaws of the Corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a matter he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of New York.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under New York law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

     The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

     Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.


Item  7.  Exemption  from  Registration  Claimed.

Not  applicable.


Item  8.  Exhibits.

     The rights of common shareholders are defined in the Registrant's Articles of Incorporation which have been incorporated into this Registration Statement by reference (see Item 3, Part II). The Registrant does not intend for this Plan to be qualified under ERISA, and does not, therefore, intend to comply with the terms of ERISA.


Item  9.  Undertaking.

The  registrant  makes  the  following  undertakings:

     (a)   (1)   (i)   To file, during any period in which offers  or  sales are
being  made,  a  post-effective  amendment  to  this  registration  statement:

                 (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Hollywood, State of Florida on February 2, 2001.


                                         BACTROL  TECHNOLOGIES,  INC.
                                         (Registrant)

                                         By:  /s/  Guy Galluccio, Jr.
                                            ---------------------------
                                          Guy Galluccio, Jr., President
                                          And Chairman of the Board


                                         By:  /s/  Alan Finfer
                                            ---------------------------
                                          Alan  Finfer, Secretary,
                                          Treasurer and Chief Financial
                                          Officer

     In accordance with the Exchange Act, this report has been signed below by the following person on behalf of the registrant and in the capacities and on the dates indicated.


Signature                    Title                                      Date

/s/  Guy Galluccio, Jr.     President and Chairman of the Board       02/02/01
----------------------
Guy Galluccio, Jr.


/s/  Alan Finfer            Secretary, Treasurer and                  02/02/01
----------------------      Chief Financial Officer
Alan  Finfer



                                    PART III

                                INDEX TO EXHIBITS

ITEM  13.  EXHIBITS,  AND  REPORTS  ON  FORM  8-K

Exhibit  No.     Document Description
-----------      --------------------
5.1              Opinion of Jerry Gruenbaum, Esq.  Regarding the legality of the
                 Securities  being  registered.
23.1             Consent of Puritz & Weintraub LLP Certified Public Accountants.